CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of
Smith Barney Adjustable Rate Government Income Fund:


	We hereby consent to the following with respect to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A (File No. 33-47782) under the Securities Act of 1933, as amended, of Smith Barney Adjustable Rate Government Income
Fund:

	1.	The incorporation by reference of our report dated July 26,
1995 accompanying the Annual Report dated May 31, 1995 of Smith
Barney Adjustable Rate Government Income Fund, in the Statement of Additional Information.

	2.	The reference to our firm under the heading "Financial
Highlights" in the Prospectus.

	3.	The reference to our firm under the heading "Counsel and
Auditors" in the Statement of Additional Information.


					COOPERS & LYBRAND L.L.P.


Boston, Massachusetts

September 29, 1995